EXHIBIT 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

            August 1, 2022

The Carlyle Group Inc.

1001 Pennsylvania Avenue, NW,

Washington, D.C. 20004

Ladies and Gentlemen:

We have acted as counsel to The Carlyle Group Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 642,507 shares of common stock, par value $0.01 per share, that may be sold from time to time by certain selling stockholders of the Company (the “Selling Stockholder Shares”). The Selling Stockholder Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and any supplements to the Prospectus pursuant to Rule 415 under the Act.

We have examined the Registration Statement and the accompanying Prospectus, as supplemented by the prospectus supplement dated August 1, 2022 (the “Prospectus Supplement”) filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

The Carlyle Group Inc.	-2-	August 1, 2022

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP